ASSIGNMENT AND ASSUMPTION AGREEMENT


                    This ASSIGNMENT AND ASSUMPTION AGREEMENT (the

          "Agreement") is made this 11 day of October, 1996 between

          Infotechnology, Inc. a Delaware corporation ("Infotech"), and

          AMASYS Corporation, a Delaware corporation ("AMASYS").



                                   R E C I T A L S

                    WHEREAS, in case number 91 B 10970 (FGC) in the United

          States Bankruptcy Court for the Southern District of New York,

          Infotech proposed a plan of  reorganization (the "Plan") pursuant to Chapter 11 of the United States Bankruptcy Code which was confirmed on June 23, 1994; and

                    WHEREAS, pursuant to the Plan, Infotech desires to

          transfer and assign, and AMASYS desires to receive, a substantial portion of the assets of Infotech for the consideration described herein; and

                    WHEREAS, pursuant to the Plan, AMASYS desires to assume

          certain obligations and liabilities of Infotech;

                    NOW, THEREFORE, in consideration of the promises,

          covenants and agreements contained herein, Infotech and AMASYS hereby agree as follows:





                    SECTION 1.  Transfer of Stock by AMASYS.

                    AMASYS  shall, pursuant to the Plan, issue or reserve

          for issuance, 6,951,000 shares of previously unissued $.01 par value per share common stock (the "Common Stock);


                    SECTION 2.  Transfer of Assets by Infotech.

                    Infotech hereby conveys, transfers, assigns, sells and

          delivers to AMASYS all of its right, title and interest in and to all of its assets real and personal, tangible and intangible,

          including but not limited to the following:

                    (a) The capital stock of the following corporations (as defined in the Plan):

                         i.   TII;
                         ii.  Comtex;
                         iii. IRN;
                         iv.  PTSI;
                         v.   ACYT;
                         vi.  Hadron; and
                         vii. Reorganized Questech;

                    (b)  All cash and cash equivalents;

                    (c) All accounts receivable, choses in action and any other obligations due and owing to Infotech as of the Effective Date; and

                    (d) All remaining assets of Reorganized Questech as of the third anniversary of the Effective Date after payment in full of the New SBA Note.

                    (e) The Avacus lawsuit proceeds as set forth in the Avacus Stipulation and Order


                    SECTION 4.  Assumption of Liabilities by AMASYS.

                    AMASYS hereby expressly assumes, agrees to pay, perform

          and discharge, when due, only the following liabilities and obligations of Infotech under the Plan:



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                       (a)  payments mandated under SECTION 4.01 of the Plan;

                         (b)  payments or distribution mandated under
                              SECTION 5.02 of the Plan.

          Notwithstanding the foregoing, nothing in this Section "4" shall be construed to mandate any payment of distribution under

        SECTION 5.02(d) of the Plan or shall otherwise be any continuing obligation with regard to any residual liability that is

        discharged upon confirmation of the Plan pursuant to SECTION 1141 of the Bankruptcy Code.


                    SECTION 5.  Liabilities Not Assumed by AMASYS.

                    Infotech and Amasys hereby expressly agree that AMASYS

          does not assume any liability or obligation of Infotech except as set forth in Section "4" above.


                    SECTION 6.  Miscellaneous.

                    (a)  Definitions.  All capitalized terms used herein

                    but not otherwise defined herein shall have the same

                    meanings ascribed to them in the Plan.

                    (b)  Governing Law.  This Agreement and the legal

                    relations between the parties shall be governed by and

                    construed in accordance with the laws of the State of

                    New York applicable to contracts made and to be

                    performed entirely within the State of New York.

                    (c)  Amendments.  This Agreement may be amended only by

                    agreement in writing of the parties hereto.






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                    (d)  Assignment.  Neither this Agreement nor any rights

                    or obligations under it are assignable without the

                    written consent of each of the parties hereto.

                    (e)  Entire Agreement.  This Agreement constitutes the

                    entire agreement between the parties pertaining to the

                    subject matter hereof and supersedes all prior

                    agreements and understandings of the parties in

                    connection therewith.

                    IN WITNESS WHEREOF, the parties have duly executed and

          delivered this ASSIGNMENT AND ASSUMPTION AGREEMENT on the day and year first written above.



                                        INFOTECHNOLOGY, INC.


                                        By: /S/ C.W. GILLULY

                                        Its: PRESIDENT


                                        AMASYS CORPORATION


                                        By: /S/ C.W. GILLULY

                                        Its: PRESIDENT
















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